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                                                                    EXHIBIT 16.2

     September 4, 1997

     Securities and Exchange Commission
     450 5th Street, N.W.
     Washington, D.C.  20549

     Gentlemen:

     We were previously principal accountants for Medical UroQuest Medical Corporation and, under the date of February 10, 1997, we reported on the consolidated financial statements of Medical UroQuest Medical Corporation and subsidiaries as of and for the years ended December 31, 1996 and 1995. On September 2, 1997, our appointment as principal accountants was terminated. We have read UroQuest Medical Corporation's statements included under Item 4 of its Form 8-K dated September 2, 1997, and we agree with such statements.




                                                     Very truly yours,



                                                     /s/ KPMG Peat Marwick LLP



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